Exhibit 99.1

PRESS RELEASE

REPORT OF EARNINGS AND DIVIDEND DECLARATION

May 2, 2018

Merriam, Kansas

The following is a report of earnings for Seaboard Corporation (NYSE American symbol: SEB) with offices at 9000 West 67th Street, Merriam, Kansas, for the three months ended March 31, 2018 and April 1, 2017, in millions of dollars except share and per share amounts.

	Three Months Ended
	March 31,	April 1,
	2018	2017
Net sales	$1,579	$1,399
Net earnings attributable to Seaboard	$32	$85

Earnings per common share	$26.75	$71.84
Average number of shares outstanding	1,170,550	1,170,550
Dividends declared per common share	$1.50	$1.50

Notes to Report of Earnings and Dividend Declaration:

Seaboard Corporation announced today that its Board of Directors has authorized and declared a quarterly cash dividend of $1.50 per share of its common stock. The dividend is payable on May 24, 2018 to stockholders of record at the close of business on May 14, 2018.

In February 2018, Congress retroactively extended the Federal blender’s credits for 2017 which resulted in Seaboard’s Pork segment recognizing approximately $42 million, or $36.04 per common share, of revenue in the first quarter of 2018 for the biodiesel it blends. There was no tax expense on this transaction.

Seaboard Corporation today filed its Quarterly Report on Form 10-Q with the United States Securities and Exchange Commission. Seaboard has provided access to the Quarterly Report on Form 10-Q on its website at https://www.seaboardcorp.com/investors.